BUTZEL LONG, a professional corporation
                               380 Madison Avenue
                               New York, NY 10017

                               Tel: (212) 818-1110
                               FAX: (212) 818-0494
                           e-mail: barrett@butzel.com

                         July 11, 2008



Narragansett Insured Tax-Free Income Fund
380 Madison Avenue, Suite 2300
New York, New York 10017


Ladies and Gentlemen:

     You have requested that we render an opinion to Narragansett Insured Tax-Free Income Fund (the "Fund") with respect to the Form N-14 Registration Statement of the Fund (the "Registration Statement") under the Securities Act of 1933 (the "1933 Act") and under the Investment Company Act of 1940 (the "1940 Act") which you propose to file with the Securities and Exchange Commission (the "Commission").

     The Registration Statement is proposed to be filed with the Commission in connection with the Agreement and Plan of Reorganization, dated June 18, 2008 (the "Reorganization Agreement"), between the Fund and Ocean State Tax-Exempt Fund ("Ocean State"). Pursuant to the Reorganization Agreement, the Fund intends to acquire the assets and certain stated liabilities of Ocean State in exchange for Class A Shares of the Fund.

     We have examined originals or copies, identified to our satisfaction as being true copies, of the Reorganization Agreement, certain corporate records of the Fund, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

     Upon the basis of the foregoing and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the Class A Shares of the Fund as described in the Registration Statement, when issued and paid for in accordance with the terms and conditions set forth in the Reorganization Agreement and the prospectus and statement of additional information of the Fund forming a part of the then effective Registration Statement as hereafter amended, will be duly issued, fully-paid and non-assessable to the extent set forth therein.

     This letter is furnished to you pursuant to your request and to the requirements imposed upon you under the 1933 Act and 1940 Act and is intended solely for your use for the purpose of completing the filing of the Registration Statement with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or included in any filing made with any other regulatory authority, without our prior written consent.

     We hereby consent to the filing of this opinion with the Registration Statement.

                                              Very truly yours,

                                              BUTZEL LONG,
                                              a professional corporation


                                                    /s/ William L.D. Barrett
                                              By:-------------------------
                                                       William L.D. Barrett